Exhibit 7.1

Statement of Ratio of Earnings to Fixed Charges

(i) Excluding interest on retail deposits

	Year ended December 31
	2014	2013	2012	2011	2010
	£m	£m	£m	£m	£m
Profit on continuing operations before tax	1,399	1,109	1,152	1,282	2,125
Fixed charges: interest expense (B) (1)	1,291	1,549	1,774	1,067	809
Preference security dividend requirements of consolidated subsidiaries	-40	-57	-57	-57	-40

Earnings before taxes and fixed charges (A)	2,650	2,601	2,869	2,292	2,894

Ratio of earnings to fixed charges (A/B)	205	168	162	215	358

(ii) Including interest on retail deposits

	Year ended December 31
	2014	2013	2012	2011	2010
	£m	£m	£m	£m	£m
Profit on continuing operations before tax	1,399	1,109	1,152	1,282	2,125
Fixed charges: interest expense (B) (1)	3,363	4,207	4,698	3,778	3,233
Preference security dividend requirements of consolidated subsidiaries	-40	-57	-57	-57	-40

Earnings before taxes and fixed charges (A)	4,722	5,259	5,793	5,003	5,318

Ratio of earnings to fixed charges (A/B)	140	125	123	132	164

Note:

(1)	Includes the amortisation of discounts and premiums on debt securities in issue.